Exhibit 10.2

ARAMARK 2001 EQUITY INCENTIVE PLAN

DEFERRED STOCK UNITS AWARD

CERTIFICATE OF GRANT

This certifies that the Participant:

[NAME OF NON-EMPLOYEE DIRECTOR]

Is entitled to the number of Deferred Stock Units

indicated below:

Number of Shares

Class of Common Stock: B	Number of Shares:

Date of Grant:	Participant Account #:

This DSU Award is subject to the terms of the ARAMARK 2001 Equity Incentive Plan and the terms of this Certificate, including the attached Rules and Procedures for Non-Employee Director Deferred Stock Units.

ARAMARK 2001 EQUITY INCENTIVE PLAN

RULES AND PROCEDURES

NON-EMPLOYEE DIRECTOR DEFERRED STOCK UNITS

These Rules and Procedures form a part of the Non-Employee Director Deferred Stock Unit Award to which this Exhibit A is attached.

1.	Grant of DSUs. The Company hereby grants the number of deferred stock units (“DSUs”) listed on the attached grant certificate to the Participant, on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms of the ARAMARK 2001 Equity Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement. Each DSU represents the unfunded, unsecured right of the Participant to receive a share of Class A or Class B common stock, par value $0.01 per share, (as specified below) of the Company (each a “Share”), on the dates specified herein. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2.	Payment of Shares.

(a)	The Company shall, subject to the remainder of this Agreement, transfer to the Participant a number of shares of Class B Common Stock, par value $0.01 per share, of the Company equal to the number of DSUs granted to the Participant under this Agreement six months after the date on which the Participant ceases to serve as a member of the Board of Directors of the Company (in whole Shares only with the Participant receiving a cash payment equal to the Fair Market Value of any fractional Share on or about the transfer date). For purposes of this Agreement, the Fair Market Value of any Share shall equal the Fair Market Value of a share of Class B common stock, par value $0.01 per share, of the Company.

(b)	In the event of a Change in Control, Shares equal to all outstanding DSUs hereunder shall be distributed to the Participant immediately prior to the Change in Control; provided that the Committee may determine that, in lieu of Shares and/or fractional Shares, the Participant shall receive a cash payment equal to the Fair Market Value of such Shares (or fractional Shares, as the case may be) on such date. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i)

any Person (other than (A) a Person holding securities representing 10% or more of the combined voting power of the Company’s outstanding securities as of the date that the Company completed its initial public offering of its class B common stock (a “Pre-Existing Shareholder”) or a transferee of a Pre-Existing Shareholder receiving securities of the Company by reason of death of the Pre-Existing Shareholder pursuant to the terms of a will or trust or through intestacy, (B) the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (C) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing (I) 35% or more of the combined voting power of the Company’s then-outstanding securities and (II) more of the combined voting power of the Company’s then-outstanding securities than the Pre-Existing Shareholders in the aggregate.

(ii)	during any period of twelve consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director nominated by any Person (other than the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control under (i), (iii) or (iv) of this Section 2(b)) whose election or appointment by the Board or nomination for election by the Company’s shareholders was approved in advance by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)	the consummation of any transaction or series of transactions resulting in a merger or consolidation in which the Company is involved, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)	the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all (i.e., more than 51%, measured by fair market value) of the Company’s assets but only to the extent that, in each of the foregoing instances, such event or events constitutes a “Change in Control Event” pursuant to Section 409A of the Internal Revenue of 1986, as amended.

(c)	Upon each transfer of Shares in accordance with Sections 2(a) or 2(b) of this Agreement, DSUs with respect to which Shares have been transferred hereunder shall be extinguished. Shares transferred in accordance with Section 2(a) shall be Class B common stock, par value $0.01 par share, of the Company. Shares transferred in accordance with Section 2(b) shall be Class A Common Stock, par value $0.01 per share, of the Company.

3.

Dividends. If on any date while DSUs are outstanding hereunder the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of DSUs granted to the Participant shall, as of such dividend payment date, be increased by a number of DSUs equal to: (a) the product of (x) the number of DSUs held by the Participant as of the related dividend record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the

Committee), divided by (b) the Fair Market Value of a Share on the payment date of such dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of DSUs granted to the Participant shall be increased by a number equal to the product of (I) the aggregate number of DSUs that have been held by the Participant through the related dividend record date, multiplied by (II) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Shares shall be transferred with respect to all additional DSUs granted pursuant to this Section 3 at the same time as Shares are transferred with respect to the DSUs to which such additional DSUs were attributable.

4.	Adjustments Upon Certain Events. In the event of any change in the outstanding Shares by reason of any stock split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares (other than any dividends covered by Section 3 above) or any transaction similar to the foregoing (collectively, an “Adjustment Event”), the Committee may, in its sole discretion and without liability to any person, adjust any Shares or DSUs subject to this Agreement to reflect such Adjustment Event; provided that such adjustment shall be consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

5.	No Right to Continued Service as a Director. Neither the Plan nor these Rules and Procedures shall be construed as giving the Participant the right to continue to serve as a director of the Company. Further, the Company may at any time cease to nominate the Participant for reelection to the Board of Directors of the Company, free from any liability or any claim under the Plan or these Rules and Procedures, except as otherwise expressly provided herein.

6.	No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts that the Committee or the Board has the power to amend or terminate the Plan at any time and that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee or the Board and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms).

7.	No Rights of a Shareholder. The Participant shall not have any rights as a shareholder of the Company until the Shares in question have been registered in the Company’s register of shareholders.

8.	Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 2 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

9.	Transferability. DSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 9 shall be void and unenforceable against the Company or any Affiliate.

10.	Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THE PARTICIPANT’S RIGHTS WITH RESPECT TO THE DSUs SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

11.	DSUs Subject to Plan. By accepting the award of DSUs, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All DSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12.	Section 409A. Notwithstanding anything in these Rules and Procedures to the contrary, any payments hereunder that would be subject to the additional income tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended, shall be deferred until the earliest date that such payments may be made without the imposition of such tax.